Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

FilmOn TV UK Ltd, formerly known as FilmOn.com Plc (England and Wales, United Kingdom)

FilmOn TV Ltd, formerly known as 111 Pix.com Ltd (England and Wales, United Kingdom)

FilmOnLine Marketing Ltd (England and Wales, United Kingdom)

FilmOn.TV Inc. (Delaware)

FilmOn Media Holdings Inc. (Delaware)

FilmOn Media Licensing Inc. (Delaware)

All subsidiaries are wholly owned by FilmOn.TV Networks Inc.